SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)                    May 22, 1997



                           BANYAN STRATEGIC REALTY TRUST
             (Exact name of Registrant as specified in its charter)


  Massachusetts                 0-15465                            36-3375345
(State of or other         (Commission File           (I.R.S. Employer
 jurisdiction of                Number)                         Identification
 incorporation)                                                     Number)



150 South Wacker Drive, Suite 2900, Chicago, IL                      60606
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code               (312) 553-9800

This document consists of 6 pages.
Exhibit index is located on page 4.


ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

      On May 22, 1997, Banyan Strategic Realty Trust (the "Trust") acquired a 100% ownership interest in the Oklahoma Apartment Portfolio. The terms regarding the Trust's acquisition, the asset description, and other information is contained below.

OKLAHOMA APARTMENT PORTFOLIO

      The Oklahoma Apartment Portfolio consists of four separate garden style, multi-family residential properties consisting of an aggregate 864 units and totals approximately 521,900 square feet. Three of the properties in the portfolio are located in Oklahoma City, Oklahoma and the surrounding suburbs, and one property is located in Lawton, Oklahoma, approximately 90 miles southwest of Oklahoma City. The properties were built in 1985 and consist of wood frame buildings with lap-siding and brick veneer. The unit mix is 648 one-bedroom and 216 two-bedroom units. The portfolio had an average occupancy of 97 percent at the time of acquisition. The average rental rate for the four residential properties is $376 per month.

      The portfolio was acquired by the Trust for an aggregate purchase price of approximately $20.9 million, including closing costs and other liabilities assumed at acquisition, which was based upon consideration of a number of factors including recent appraisals, market studies, and other internal valuations. The Trust utilized approximately $70,000 of cash reserves for the acquisition and assumed bond financing with a combination of fixed rate, tax-exempt and taxable bonds, with an outstanding principal balance totaling approximately $16,650,000. The remaining balance of the acquisition price was provided for by a draw upon the Trust's line of credit in the amount of $4,180,000 which was established with American National Bank and Trust Company of Chicago in late 1994. The line of credit is currently collateralized by the Trust's interest in the Newtown Distribution Center, Lexington Business Center, Colonial Penn, Butterfield Office Plaza and Phoenix Business Park properties. Draws under the line of credit require monthly payment of interest only until its maturity in May 1998, and it currently bears interst at a blend of thirty, ninety and one hundred and twenty day LIBOR rates plus 2.25% per annum. The interest rate on the Trust's line of credit for April 1997 was 7.94%. Approximately $14.6 million of the acquisition debt assumed is tax-exempt and matures on October 1, 2025. From the date of acquisition until November 1, 2005 the tax-exempt portion of the bonds do not amortize. On November 1, 2005, the interest rate will be reset based upon current rates at that time and the principal balance will amortize over the remaining twenty years of the term of the bonds. The taxable portion of approximately $2.05 million is fully amortizing over the ten years ending November 2005. The combined effect of the financing provides a fixed interest rate of 7.3 percent, and a debt constant of
8.2 percent from the acquisition date until November 1, 2005. A prepayment penalty exists on the bonds for any principal payments made prior to September 30, 2005. The prepayment penalty is currently approximately 9.8% of the total outstanding principal balance and decreases each year through September 2005 by approximately one percent. No prepayment penalty applies on the bonds after September 30, 2005.

      The Oklahoma Apartment Portfolio's day-to-day operations are managed by Precor Realty Advisors, Inc. ("Precor") which receives a management fee each month equal to 3.5% of rent collected at the property for these management services. The term of the management agreement is for two years, cancelable with or without cause by either the Trust or Precor after one year with thirty days written notice. The management agreement is thereafter renewable for additional terms of one year at the Trust's option.




ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

      The Trust is currently unable to provide the financial statements and pro forma financial information as part of this report as required under Item 7 Financial Statements, Pro Forma Financial Information and Exhibits (a)(b) of
Form 8-K as of the date hereof.   As of the date of this filing, the Trust's
independent accountants had not completed the audit of the 1996 operating results of the Property on which the Trust bases its pro forma operating estimates. The Trust currently anticipates completion of the audit and filing of all required financial statements and pro forma financial information for the Property within sixty days of the date of this report.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 11, 1997          BANYAN STRATEGIC REALTY TRUST
                                    (Registrant)

                              By:   /s/ Joel L. Teglia
                              Vice President, Chief Financial and
                              Accounting Officer